Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-105397, 333-105398, and 333-65332 on Form S-8 of Georgia Gulf Corporation of our report dated June 18, 2010, which report expresses an unqualified opinion, appearing in this Annual Report on Form 11-K/A of Georgia Gulf Corporation 401(k) Retirement Savings Plan for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Atlanta, GA
June 18, 2010